EXHIBIT 3(i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FULTON BANCSHARES CORPORATION

In compliance with the requirements of 15 PA.C.S. § 1915, as amended, the undersigned, desiring to be incorporated as a Pennsylvania business corporation, hereby state that:

1.                                       The name of the Corporation is FULTON BANCSHARES CORPORATION

2.                                       The address, including street and number, if any, of the Corporation’s registered office in the Commonwealth of Pennsylvania is:

100 Lincoln Way West, McConnellsburg, Pennsylvania 17233, and the county of venue is Fulton.

3.                                       The purpose or purpose of the Corporation is to have unlimited power to engage in and do any lawful act concerning any or all business for which corporations may be incorporated under the provisions of the Pennsylvania Business Corporation Law, as amended.

4.                                       The aggregate number of shares that the Corporation shall have authority to issue is 4,000,000 shares of common stock, par value of $.625 per share (the “Common Stock”) with a total authorized capital of Two Million, Five Hundred Thousand Dollars ($2,500,000).

5.                                       The term of the Corporations existence is perpetual

6.                                       The name and address, including street and number, if any, of each of the Incorporators, and the number and class of shares subscribed to by each Incorporator is:

Name	Address	Number of Shares Subscribed

Merrill W. Kerlin	125 North First Street, McConnellsburg, PA 17233	1
Robert C. Snyder	114 West North Street, McConnellsburg, PA 17233	1
Marlin C. Shimer	410 North Second Street, McConnellsburg, PA 17233	1
Ellis L. Yingling	200 North Third Street, McConnellsburg, PA 17233	1

7.                                       No merger, consolidation, liquidation or dissolution of this corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of this corporation shall be valid unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of this corporation. This Article 7 may not be amended unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of this corporation.

8.                                       Cumulative voting rights shall not exist with respect to the election of directors.

9.                                       (a)                                  The Board of Directors may, if it deems advisable, oppose a tender or other offer for this corporation’s securities,

 whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose  an offer, the Board of Directors may, but is not legally obligated to, consider any relevant, germane or pertinent  issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to  oppose a tender or other offer for this corporation’s securities, the Board of Directors may, but shall not be legally  obligated to, consider any or all of the following:

(i)                                    Whether the offer price is acceptable based on the historical and present operating results or financial condition of this corporation;

(ii)                                 Whether a more favorable price could be obtained for this corporation’s securities in the future;

(iii)                              The social and economic effects of the offer or transaction on this corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

(iv)                             The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of this corporation and its subsidiaries and the future value of this corporation’s stock;

(v)                                The value of the securities (if any) which the offeror is offering in exchange for this corporation’s securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered;

(vi)                             The business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon this corporation and any of its subsidiaries and the other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

(vii)                          Any antitrust or other legal and regulatory issues that are raised by the offer.

(b)                                 If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose. Including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

10.                                 (a)                                  It is the declared intent and policy of this corporation and its shareholders that control of this corporation is an asset that belongs to all shareholders of this

corporation and that no shareholder should have, either directly or indirectly, beneficial ownership of twenty-five percent (25%) or more of the outstanding shares of this corporation. Therefore, to carry out the aforementioned intent and policy, this corporation and its shareholders approve and adopt this Article 10.

(b)                                 When any person is determined by the Board of Directors to be the beneficial owner, either directly or indirectly, of twenty-five percent (25%) or more of the outstanding shares of this corporation (the “Substantial Shareholder”), then the Board of Directors may issue in its sole discretion on a pro rata basis to those shareholders of this corporation who are not affiliated with the Substantial Shareholder warrants to purchase additional shares of the Common Stock of this corporation at a purchase price equivalent to fifty percent (50%) of the average transaction price of all purchases and sales of the Common Stock of this corporation that occurred during the previous twelve-month period and that are known by the Board of Directors. Such warrants shall be issued without any consideration, shall not be assignable and shall expire six (6) months from the date of their issuance. The Board of Directors shall have the sole discretion in the determination of the number of shares of Common Stock of this corporation that may be purchased pursuant to such warrants.

(c)                                  The Board of Directors may use, but is not necessarily limited to, the following indicia to determine “beneficial ownership”: the effect of stock ownership by a person’s spouse and minor children; ownership of shares held by a corporation or foundation of which a Substantial Shareholder is an officer or affiliate; the extent of a Substantial Shareholder’s ownership of partnership shares; transfers pursuant to divorce; installment purchases; stock warrants, grants and options; control over the voting power of any stock; the status of a Substantial Shareholder as trustee, trust beneficiary or settlor of a trust of which part or all of the corpus is shares of the Common Stock of this corporation; and stock dividends.

(d)                                 “Affiliate” of, or a person “affiliated” with, the Substantial Shareholder, is a person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Substantial Shareholder.

(e)                                  “Person” means an individual, corporation, partnership, association, joint stock company, syndicate, trust where the interests of the beneficiaries are evidenced by a security, an unincorporated organization, group of persons acting in consort, or any other entity. “Person” does not mean the Board of Directors of this corporation acting collectively in its capacity as the Board of Directors. “Person” does include an individual who is a member of the Board of Directors.

(f)                                    This Article 10 may not be amended unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of this corporation.